Exhibit 99.1

Press Release

National Mentor Holdings, Inc. Announces Third Quarter 2012 Results

BOSTON, Massachusetts, August 14, 2012– National Mentor Holdings, Inc. (the “Company”) today announced its financial results for the third quarter ended June 30, 2012.

Third Quarter Results

Revenue for the quarter ended June 30, 2012 was $285.3 million, an increase of $15.6 million, or 5.8%, over revenue for the quarter ended June 30, 2011. Revenue increased $10.0 million from organic growth, including growth related to new programs, and $6.7 million from acquisitions that closed during and after the three months ended June 30, 2011. Revenue growth was partially offset by a reduction in revenue of $1.1 million from businesses we divested during the same period and rate reductions in some states, including Arizona, Florida and Minnesota.

Income from operations for the quarter ended June 30, 2012 was $12.7 million, an increase of $4.2 million as compared to income from operations for the quarter ended June 30, 2011. The operating margin was 4.4% for the quarter ended June 30, 2012, an increase from 3.2% for the quarter ended June 30, 2011, for the reasons discussed below.

Net loss for the quarter ended June 30, 2012 was $3.0 million compared to net loss of $8.3 million for the quarter ended June 30, 2011. This reflected both a decrease in stock-based compensation expense and depreciation and amortization as compared to the quarter ended June 30, 2011. In addition, during the quarter ended June 30, 2011, the Company recorded certain other expenses that did not recur during the three months ended June 30, 2012, as detailed in the paragraph on Adjusted EBITDA below.

Adjusted EBITDA(1) for the quarter ended June 30, 2012 was $28.6 million, a decrease of $1.6 million, or 5.2%, as compared to Adjusted EBITDA for the quarter ended June 30, 2011. Adjusted EBITDA was negatively impacted by increase in staffing in anticipation of growth opportunities, an increase in staffing to strengthen quality and service, rate reductions noted above, and by an increase in travel and transportation expense. The increase in expenses was partially offset by the $1.3 million of expense associated with one-time bonuses to direct care workers incurred during the three months ended June 30, 2011.

(1)	Adjusted EBITDA is a non-GAAP financial performance measure used by management, which is net income (loss) before interest expense and interest income, income taxes, depreciation and amortization, and certain non-operating expenses. A reconciliation of Adjusted EBITDA to net loss is provided on page 6.

Year-to-Date Results

Revenue for the nine months ended June 30, 2012 was $838.6 million, an increase of $39.5 million, or 4.9%, over revenue for the nine months ended June 30, 2011. Revenue increased $26.1 million from organic growth, including growth related to new programs, and $16.7 million from acquisitions that closed during and after the nine months ended June 30, 2011. Revenue growth was partially offset by a reduction in revenue of $3.3 million from businesses we divested during the same period and rate reductions in some states, including Arizona, Florida and Minnesota.

Income from operations for the nine months ended June 30, 2012 was $34.5 million, an increase of $4.1 million as compared to income from operations for the nine months ended June 30, 2011. The operating margin was 4.1% for the nine months ended June 30, 2012, an increase from 3.8% for the nine months ended June 30, 2011, for the reasons discussed below.

Net loss for the nine months ended June 30, 2012 was $9.1 million compared to net loss of $19.6 million for the nine months ended June 30, 2011. This reflected a decrease in stock-based compensation expense and depreciation and amortization, offset by an increase in interest expense of $17.6 million and non-recurrence of certain one-time expenses incurred during the nine months ended June 30, 2011. During the nine months ended June 30, 2011, the Company recorded $19.3 million in extinguishment of debt costs in connection with the refinancing transactions and recorded $2.4 million in discretionary recognition bonuses. These expenses were partially offset by a $3.0 million gain recognized as NMH Holdings Inc., repurchased its Senior Floating Rate Toggle Notes due 2014 from the Company. In addition, during the nine months ended June 30, 2011, the Company recorded certain other expenses that did not recur during the nine months ended June 30, 2012, as detailed in the paragraph on Adjusted EBITDA below.

Adjusted EBITDA(1) for the nine months ended June 30, 2012 was $81.9 million, a decrease of $5.6 million, or 6.4%, as compared to Adjusted EBITDA for the nine months ended June 30, 2011. Adjusted EBITDA was negatively impacted by the increase in staffing in anticipation of growth opportunities, an increase in staffing to strengthen quality and service, rate reductions mentioned above, and by an increase in travel and transportation expense. The increase in expenses was partially offset by a decrease in health insurance expense as a result of a change in plan design effective January 1, 2011 and a significant reduction in the number of large claims compared to the prior period. In addition, the increase in expense was partially offset by the non-recurrence of certain expenses that were incurred during the prior period, namely $2.5 million of expense associated with a one-time bonus to direct care workers and higher reserves for employment practices liability claims.

The reported results are available on the Company’s investor relations web site at www.tmnfinancials.com. The user name “mentor” and the password “results” are required in order to access this site. In addition, National Mentor Holdings, Inc. will hold a conference call Tuesday, August 21, 2012 at 11:00 a.m. EDT to discuss its financial results. The call will be broadcast live on the web at www.tmnfinancials.com and at www.fulldisclosure.com. A rebroadcast of the call will be available on both web sites until 5:00 p.m. EDT on Tuesday, August 28, 2012. Those wishing to participate in the August 21 conference call by telephone are required to email their name and affiliation to dwight.robson@thementornetwork.com for dial-in information.

National Mentor Holdings, Inc., which markets its services under the name The MENTOR Network, is a leading provider of home and community-based health and human services to adults and children with intellectual and/or developmental disabilities, acquired brain injury and other catastrophic injuries and illnesses; and to youth with emotional, behavioral and/or medically complex challenges. The MENTOR Network’s customized service plans offer its clients, as well as the payors for these services, an attractive, cost-effective alternative to health and human services provided in large, institutional settings. The MENTOR Network provides services to clients in 33 states.

* * * * * * * * * * *

From time to time, the Company may make forward-looking statements in its public disclosures. The forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, although they are inherently uncertain and difficult to predict. The forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from any such forward-looking statements, including the risks and uncertainties disclosed under the captions “Forward-Looking Statements” and “Risk Factors” in the Company’s filings with the Securities and Exchange Commission.

This press release includes presentations of Adjusted EBITDA because it is the primary measure used by management to assess financial performance. Adjusted EBITDA represents net income (loss) before interest expense and interest income, income taxes, depreciation and amortization, and certain non-operating expenses. Reconciliations of net income (loss) to Adjusted EBITDA are presented within the tables below. Adjusted EBITDA does not represent and should not be considered an alternative to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States, or GAAP. While Adjusted EBITDA is frequently used as a measure of financial performance and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

Selected Financial Highlights

($ in thousands)

(unaudited)

	Three Months Ended June 30		Nine Months Ended June 30
	2012	2011	2012	2011
Statements of Operations Data:
Net revenue	$285,348	$269,701	$838,610	$799,143
Cost of revenue (exclusive of depreciation expense shown separately below)	221,423	208,254	653,433	617,335
General and administrative expenses	35,837	36,423	105,047	105,465
Depreciation and amortization	15,393	16,518	45,657	45,948

Income from operations	12,695	8,506	34,473	30,395
Management fee of related party	(314)	(297)	(924)	(952)
Other income, net	(181)	48	374	533
Extinguishment of debt	—	—	—	(19,278)
Gain from available for sale investment security	—	—	—	3,018
Interest income	53	11	261	22
Interest income from related party	—	—	—	684
Interest expense	(19,799)	(19,660)	(59,574)	(41,950)

Loss from continuing operations before income taxes	(7,546)	(11,392)	(25,390)	(27,528)
Benefit for income taxes	(4,466)	(3,178)	(16,459)	(8,489)

Loss from continuing operations	(3,080)	(8,214)	(8,931)	(19,039)
Gain/(loss) from discontinued operations, net of tax	100	(115)	(189)	(583)

Net loss	$(2,980)	$(8,329)	$(9,120)	$(19,622)

Additional financial data:
Program rent expense	$8,440	$8,554	$24,108	$24,024
Adjusted EBITDA	$28,629	$30,211	$81,893	$87,489

Reconciliation of Non-GAAP Financial Measures

($ in thousands)

(unaudited)

	Three Months Ended June 30		Nine Months Ended June 30
	2012	2011	2012	2011
Reconciliation from Net loss to Adjusted EBITDA:
Net loss	$(2,980)	$(8,329)	$(9,120)	$(19,622)
Loss from discontinued operations, net of tax	(100)	115	189	583
Benefit for income taxes	(4,466)	(3,178)	(16,459)	(8,489)
Gain from available for sale investment security .	—	—	—	(3,018)
Interest income	(53)	(11)	(261)	(22)
Interest income from related party	—	—	—	(684)
Interest expense	19,799	19,660	59,574	41,950
Depreciation and amortization	15,393	16,518	45,658	45,948
Management fee of related party (1)	314	297	924	952
Restructuring (2)	372	917	705	2,539
Stock-based compensation (3)	169	3,335	502	3,509
Acquisition costs (4)	92	226	44	563
Change in fair value of contingent consideration (5)	—	—	—	321
Loss (gain) on disposal of assets	89	(52)	137	(148)
Claims made insurance liability (6)	—	—	—	205
Terminated transaction costs (7)	—	—	—	549
Extinguishment of debt (8)	—	—	—	19,278
Lease termination fee (9)	—	713	—	713
Discretionary recognition bonuses (10)	—	—	—	2,362

Adjusted EBITDA (11)	$28,629	$30,211	$81,893	$87,489

(1)	Represents management fees incurred for payment to Vestar Capital Partners V, L.P.
(2)	Represents costs incurred as part of the restructuring of corporate and certain field functions.
(3)	Represents non-cash stock-based compensation.
(4)	Represents external acquisition expenses.
(5)	Represents changes in fair value of contingent earn-out obligations arising from acquisitions.
(6)	Represents a charge to establish a reserve reflecting the total probable loss from incurred but not yet reported employment practices liability claims.
(7)	Represents consulting and legal costs related to a transaction which was not completed.
(8)	Represents costs related to the extinguishment of the debt prior to the February 2011 debt refinancing, including tender premium and consent fees, deferred financing costs and transaction costs.
(9)	Represents an early lease termination fee incurred with closing an underperforming program.
(10)	Represents payment of one-time discretionary bonuses in recognition of individuals’ contributions to enabling the successful closing of the refinancing transactions.
(11)	Represents net income (loss) before interest expense and interest income, income taxes, depreciation and amortization, and certain non-operating expenses.

Selected Balance Sheet and Cash Flow Highlights

($ in thousands)

(unaudited)

	As of
	June 30, 2012	September 30, 2011
Balance Sheet Data:
Cash and cash equivalents	$—	$263
Working capital (1)	37,838	12,028
Total assets	1,043,551	1,010,850
Total debt (2)	785,828	784,124
Net debt (3)	735,828	733,861
Shareholder’s equity	(39,425)	(31,123)

	Nine Months Ended
	June 30, 2012	June 30, 2011
Other Financial Data:
Cash flows provided by (used in):
Operating activities	$27,501	$42,812
Investing activities	(26,864)	(76,474)
Financing activities	(900)	27,791

Purchases of property and equipment	(21,714)	(14,633)
Cash paid for acquisitions (including cash paid for contingent consideration)	(6,244)	(19,353)

(1)	Calculated as current assets minus current liabilities. Current period reflects the adoption of ASU 2010-24.
(2)	Includes obligations under capital leases.
(3)	Net debt as defined in the senior credit agreement (total debt, net of cash and cash equivalents and LOC restricted cash of $50 million).

CONTACT: Dwight Robson at 617-790-4293 or dwight.robson@thementornetwork.com.

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